Exhibit 10.3

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into effective as of September 21, 2007 (the “Effective Date”) by and between ______________, an individual residing at _________________________ (“Executive”), and Schiff Nutrition Group, Inc., a Utah corporation with offices located at 2002 South 5070 West, Salt Lake City, Utah 84104 (the “Company”).

This Agreement amends and restates that certain Agreement, dated as of October 1, 2005, by and between Executive and the Company (the “Prior Agreement”).

RECITALS

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to extend the term of the Agreement, to clarify the intent of certain provisions, and to make certain other changes.

TERMS OF AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.  Certain Defined Terms.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)  “Affiliate” shall mean a domestic or foreign business entity controlled by, controlling, under common control with, or in a joint venture with, the applicable person or entity.

(b)  “Board” shall mean the Board of Directors of the Company.

(c)  “Cause” shall mean Executive’s:

(i)  Gross, fraudulent or willful misconduct of Executive at any time during Executive’s employment by the Company, or any such misconduct during any prior period of employment in an executive capacity with any person or entity if not disclosed to the Company in writing prior to the execution hereof;

(ii)  Substantial and willful failure to perform specific and lawful directives of the Board or a superior employee of the Company;

(iii)  Willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company;

(iv)  Conviction of or plea of guilty or nolo contendere to a felony or fraud during Executive’s employment with the Company;

(v)  Drug, alcohol or substance abuse (to the extent not inconsistent with the Americans with Disability Act or similar state law); or

(vi)  Material breach of the terms of this Agreement which is not corrected after written notice and a reasonable cure period not to exceed 15 days

(d)  “Change in Control” means and includes each of the following:

(i)  A transaction or series of transactions (other than an offering of SNI Class A common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than SNI, any of its subsidiaries, an employee benefit plan maintained by SNI or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, SNI) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of SNI possessing more than 50% of the total combined voting power of SNI’s securities outstanding immediately after such acquisition, excluding any transaction involving a distribution of SNI’s Class A common stock (or any substituted security) held by Weider Health and Fitness (“WHF”) to individual stockholders of WHF or their family trusts if and to the extent the Board finds such distribution to not be within the intent of this Section 1(d)(i);

(ii)  During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors of SNI together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with SNI to effect a transaction described in Section 1(d)(i) or Section 1(d)(iii)) whose election by the Board of Directors of SNI or nomination for election by SNI’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)  The consummation by SNI (whether directly involving SNI or indirectly involving SNI through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of SNI’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)  Which results in SNI’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of SNI or the person that, as a result of the transaction, controls, directly or indirectly, SNI or owns, directly or indirectly, all or substantially all of SNI’s assets or otherwise succeeds to the business of SNI (SNI or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(d)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in SNI prior to the consummation of the transaction; or

(iv)  SNI’s stockholders approve a liquidation or dissolution of SNI.

(e)  “Code” shall mean Internal Revenue Code of 1986, as amended.

(f)  “Good Reason” shall mean any one of the following conduct or events which is not cured by the Company within 30 days after Executive’s notice in writing to the Company within 90 days of the first happening of the conduct or event:

(i)  the Company’s material diminution of Executive’s authority, responsibilities, duties, or compensation; or

(ii)  any involuntary relocation of Executive’s principal place of business to a location that represents a material change in geographic location (including, without limitation, any involuntary relocation that is more than 50 miles from Executive’s current principal place of business with the Company).

(g)  “Separation from Service” shall mean Executive’s separation of service with the Company and/or its Affiliates within the meaning of Section 409A(a)(2(A)(i) of the Code and the regulations thereunder.

(h)  “Termination Date” shall mean the effective date of the termination of Executive’s employment with the Company for any reason.

(i)  “SNI” shall mean Schiff Nutrition International, Inc., a Delaware corporation and the parent of the Company.

2.  Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue through the full payment of all severance and other benefits to Executive in accordance with the terms and conditions of this Agreement.  Subject to Section 3(b), this Agreement shall be effective with respect to (a) the termination of Executive’s employment with the Company other than for Cause only if such termination occurs during the period commencing on the Effective Date and ending on September 30, 2010 or (b) the termination of Executive’s employment with the Company for Good Reason only if the event or conduct giving rise to Good Reason occurs during the period commencing on the Effective Date and ending on September 30, 2010.  Notwithstanding the foregoing sentence, this Agreement shall be effective with respect to any “termination in connection with a Change in Control” (as defined in Section 3(b) below) if the Change in Control is (i) subject to a definitive written purchase, sale, merger or similar agreement entered into on or before September 30, 2010 and (ii) consummated on or prior to the expiration of six months following September 30, 2010. During the term of this Agreement, Executive shall be employed as an at-will employee of the Company.

3.  Severance Payment/Benefits.

(a)  If Executive’s employment as an at-will employee of the Company shall be terminated either by the Company other than for Cause or by Executive for Good Reason, then in consideration of and subject to the delivery by Executive to the Company of a release that becomes irrevocable within 30 days of Executive’s Separation from Service, in form and substance reasonably satisfactory to the Company, of any claims that Executive might have against the Company, the Company shall pay Executive a severance benefit in an amount equal to the sum of (a) his then annual rate of base salary (but without regard to any reduction in Executive’s base salary that would serve as a basis for a termination of employment by Executive for Good Reason) and (b) the greater of (i) his annual bonus paid or payable relating to the Company’s most recently completed fiscal year, (ii) the average of his annual bonuses paid or payable relating to the Company’s three most recently completed fiscal years, or (iii) 30% of his then annual rate of base salary.  Subject to Section 4 of this Agreement, such amount shall be paid, without interest, in 24 equal semi-monthly installments payable beginning on the first business day of the first month that is at least 30 days following Executive’s Separation from Service.

(b)  If Executive’s employment as an at-will employee of the Company shall be terminated “in connection with a Change in Control” either by the Company other than for Cause or by Executive for Good Reason, then in consideration of and subject to the delivery by Executive to the Company of a release that becomes irrevocable within 30 days of Executive’s Separation from Service, in form and substance reasonably satisfactory to the Company, of any claims that Executive might have against the Company, and in lieu of the provisions of Section 3(a) above, the Company shall pay Executive a severance benefit in an amount equal to 150% of the sum of (a) his then annual rate of base salary  (but without regard to any reduction in Executive’s base salary that would serve as a basis for a termination of employment by Executive for Good Reason) and (b) the greater of (i) his annual bonus paid or payable relating to the Company’s most recently completed fiscal year, (ii) the average of his annual bonuses paid or payable relating to the Company’s three most recently completed fiscal years, or (iii) 50% of his then annual rate of base salary.  Subject to Section 4 of this Agreement, such amount shall be paid, without interest, in 36 equal semi-monthly installments beginning on the first business day of the first month that is at least 30 days after Executive’s Separation from Service.  For purposes of this Agreement, any termination “in connection with a Change in Control” shall mean any termination either by the Company other than for Cause or by Executive for Good Reason during the period beginning 90 days prior to and concluding 12 months following the consummation of a Change in Control.

(c)  Upon the occurrence of a Change in Control, unless otherwise provided in the applicable equity award agreement, all restricted stock, options to purchase shares of Class A Common Stock of SNI or other equity awards granted to Executive under SNI’s 1997 Equity Participation Plan or 2004 Incentive Plan, as either may be amended from time to time, shall become vested and exercisable as of the effective date of the Change in Control.

(d)  In the event Executive’s employment as an at-will employee of the Company shall be terminated pursuant to Section 3(a), subject to Section 4 of this Agreement, Executive and Executive’s covered dependents shall be entitled to continue to receive, at the expense of the Company (other than Executive’s continued payments of the current portion of such costs for Executive and his covered dependents), and participate in, for a period of 12 months from the Termination Date, any life insurance, dental insurance, disability insurance, health insurance or hospital plans of the Company in effect at the time of termination (as such plans may be amended from time to time thereafter); provided, that, in the event of Executive’s termination of employment “in connection with a Change in Control” (as defined in Section 3), such benefits shall be substantially similar in the aggregate to (or greater than) the benefits provided to Executive and his covered dependents immediately prior to the Change in Control (or, if greater, the benefits provided to Executive and his covered dependents immediately prior to Executive’s termination of employment).  In the event Executive’s employment as an at-will employee of the Company shall be terminated pursuant to Section 3(b), subject to Section 4 of this Agreement, Executive shall be entitled to continue to receive, at the expense of the Company (other than Executive’s continued payments of his current portion of such costs), and participate in, for a period of 18 months from the Termination Date, any life insurance, dental insurance, disability insurance, health insurance or hospital plans of the Company in effect at the time of termination (as such plans may be amended from time to time thereafter); provided, that, in the event of Executive’s termination of employment “in connection with a Change in Control” (as defined in Section 3), such benefits shall be substantially similar in the aggregate to (or greater than) the benefits provided to Executive and his covered dependents immediately prior to the Change in Control (or, if greater, the benefits provided to Executive and his covered dependents immediately prior to Executive’s termination of employment).

4.  Code Section 409A.   If Executive is a “specified employee”, as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates,  any benefit payable under this Agreement that constitutes a deferral of compensation subject to Internal Revenue Code Section 409A that is payable upon or within the six months following Executive’s Separation from Service, shall be paid upon the date which is six months after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death). If any benefit payable under this Agreement is exempt from Code Section 409A (for example, certain amounts payable upon an involuntary separation from service), such benefit shall not be delayed, but shall be paid in accordance Section 3 of this Agreement.

5.  Parachute Payments.

(a)  If it is determined (as hereafter provided) that any payment, compensation or other benefit provided by the Company (or any successor entity) to or for the benefit of Executive under this Agreement or any other plan, agreement or arrangement (the “Payments”) would be subject to the excise tax imposed by Code Section 4999 (a “Parachute Tax”), or any tax, interest, penalty or other expense incurred by Executive pursuant to Code Section 409A (a “Deferred Compensation Tax”) to which Executive would not have been subject but for the Company’s failure to pay any severance amounts pursuant to the provisions of Section 3 and Section 4 of this Agreement or other failure to make such payments in a manner that avoids such payments qualifying as deferred compensation under Section 409A of the Code (collectively, a “Payment”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax or Deferred Compensation Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax or Deferred Compensation Tax imposed upon the Payment.

(b)  Subject to the provisions of Section 5(a) hereof, all determinations required to be made under this Section 5, including whether a Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment and the amount of such Parachute Tax or Deferred Compensation Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company).  For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G, 4999 and 409A of the Code, provided that the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).  The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.  If the Accounting Firm determines that no Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax or Deferred Compensation Tax on his federal tax return.  Any good faith determination by the Accounting Firm as to whether a Gross-Up Payment is to be made with regard to a Payment and the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination.  As a result of the uncertainty in the application of Code Section 4999 or Code Section 409A at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) hereof and Executive thereafter is required to make a payment of any Parachute Tax or Deferred Compensation Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible.  Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c)  The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

(d)  The federal tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax or Deferred Compensation Tax payable by Executive.  Executive shall make proper payment of the amount of any Parachute Tax or Deferred Compensation Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of Executive’s federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

(e)  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and (d) hereof shall be borne by the Company.  If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

(f)  In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an “excess parachute payment” within the meaning of Code Section 280G(b)(1), Executive shall notify the Company in writing of such claim.  Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(g)  The Company shall direct Executive with regard to all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis (to the extent permitted by applicable law), and shall indemnify and hold Executive harmless, on an after tax basis, from any Parachute Tax or Deferred Compensation Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statue of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.  The Company’s right to direct Executive with regard to the contest shall be limited to issues with respect to whether and the extent to which a payment or benefit is an “excess parachute payment” pursuant to Code Section 280G(b)(1), the imposition of the Parachute Tax under Code Section 4999 and the imposition of the Deferred Compensation Tax under Code Section 409A, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, the Company shall not direct Executive to take a position or agree to any final resolution if such position or resolution could reasonably be expected to adversely affect Executive unrelated to matters covered hereto, unless Executive consents in writing to such position or agreement.

(h)  If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax or Deferred Compensation Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company Executive may retain such excess.  If, after the receipt by Executive of an amount advanced by the Company in connection with a Parachute Tax or Deferred Compensation Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to direct Executive to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the Termination Date.

6.  Confidential Information and Inventions.

(a)  Except as otherwise required by Executive’s employment duties for the Company, Executive shall maintain in strict confidence and shall not directly, indirectly or otherwise, use, publish, disclose or disseminate, or use for Executive’s benefit or the benefit of any person, firm, corporation or entity, any Confidential Information of or relating to the Company or its affiliates (or which the Company or its affiliates has a right to use).  For purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its parents, subsidiaries and affiliates, whether in oral, written or electronic form or obtained by observation or otherwise, whether or not legended or otherwise identified as confidential or proprietary information, and whether or not discovered or developed by Executive or known or obtained by Executive as a consequence of Executive’s employment with the Company at any time as employee or agent.  Confidential Information shall include, without limitation, all scientific, clinical, engineering, technical, process, method or commercial data, information or know-how, relating to the research, development, manufacture, distribution, sale or marketing of any vitamins, minerals, nutritional supplements, sports nutrition products, beverages, food bars, powdered food supplements, or other products or product lines of the Company.  Confidential Information shall also include, without limitation, all customer lists, pricing data, sources of supply and related supplier and vendor information, purchasing, operating or other cost data, manufacturing methods, quality control information, regulatory information, employee and compensation information, financial data, trade secrets, formulas, intellectual property, manuals, financial data, forecasts, business plans, expansion or acquisition plans and product development information and plans.  Notwithstanding the foregoing, Confidential Information shall not include (i) information, from a source other than the Company,  which is in Executive’s possession on the date hereof or subsequently becomes available to Executive so long as such information was lawfully obtained and is not, to the knowledge of Executive, subject to another confidentiality agreement or obligation of secrecy to the Company or another person, or (ii) information which becomes generally available to the public other than directly or indirectly as a result of disclosure by Executive or another party bound by legal obligations prohibiting such disclosure.

(b)  Executive hereby assigns and transfers to the Company any and all works of authorship, inventions and innovations (whether deemed patentable or not), which relate to the business of the Company and which are made by Executive (or by Executive jointly with others) during the term of Executive’s employment and/or within one year after the termination of Executive's employment with the Company, if such work of authorship, invention, or innovation is based upon or relates to Confidential Information acquired by Executive during the term of employment with the Company.  For purposes of copyright law, any such work of authorship shall be deemed a work made for hire.  Executive agrees to promptly disclose to the Company all such works of authorship, inventions, and innovations.  Executive agrees to execute any document reasonably requested by the Company that is necessary or appropriate to document, perfect, or effect the intention of this Section 6 or to secure any patent, copyright registration (as a work made for hire), trademark registration or other protection thereof for the Company.

(c)  Upon termination of Executive’s employment, Executive shall immediately deliver to the Company all Confidential Information embodied in any form (including any form of computer media), including all copies, then in Executive’s possession or control, whether prepared by Executive or others, as well as other Company property in Executive’s possession or control.

7.  Successors and Binding Agreement.

(a)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any  successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)  This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but will not otherwise be assignable, transferable or delegable by Executive.

8.  Validity.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

9.  Governing Law; Jurisdiction. The laws of the state of Utah shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.  Any suit, action or proceeding against Executive, with respect to this Agreement, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of Utah, and Executive hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

10.  Notices.  Any notices or communications given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid.  Notices shall be addressed to the parties at the addresses set forth above.   Notices shall be deemed given when received.  Either party may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

11.  Further Assurances.  Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

12.  Amendment; Waiver; Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter.

13.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be duly executed and delivered as of the date first set forth above.

SCHIFF NUTRITION GROUP, INC.
By:
Title:

EXECUTIVE